EXHIBIT 2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA
AUDITOR’S CONSENT
I have read Export Development Canada’s Form 18-K dated May 6, 2009 filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
I consent to the use of my report dated February 13, 2009 to the Minister of International Trade on Export Development Canada’s financial statements for the fiscal year ended December 31, 2008 included in Export Development Canada’s annual report attached to the above mentioned Form 18-K and to its incorporation by reference into Export Development Canada’s Registration Statement on Schedule B filed on December 21, 2007, under the Securities Act of 1933.
/s/ Clyde M. MacLellan

Clyde M. MacLellan, CA
Assistant Auditor General
for the Auditor General of Canada
Ottawa, Canada
May 6, 2009